As filed with the Securities and Exchange Commission on June 19, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A4S Security, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-1978398 (I.R.S. Employer identification No.)

489 North Denver Avenue
Loveland, CO 80537
(Address, including zip code, of the registrant's principal executive offices)

A4S Security, Inc. 2004 Stock Incentive Plan, as amended
(Full title of plan)

Thomas R. Marinelli
Chief Executive Officer
A4S Security, Inc.
489 North Denver Avenue
Loveland, CO 80537
(970) 461-0071
(Name, address and telephone number of agent for service)

Copies to:

Adam J. Agron, Esq.
Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, CO 80202-4437
(303) 223-1134

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Proposed Maximum Registration Fee
Common Stock
(no par value)	950,178	$4.47 (2)	$4,247,295.60	$454.46

Common Stock
(no par value)	49,822	$3.62 (3)	$180,355.64	$19.30

Total:	1,000,000			$473.76

(1)     This Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2004 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)     Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the weighted average exercise price of options outstanding under the Registrant’s 2004 Stock Incentive Plan, as amended.

(3)     Estimated solely for the purpose of determining the amount of registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq SmallCap Market on June 16, 2006, equal to $3.62 per share.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the resale prospectus which follows. The resale prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

RESALE PROSPECTUS

        The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s 2004 Stock Incentive Plan, as amended, by officers and directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

RESALE PROSPECTUS

1,000,000 Shares of
Common Stock

A4S Security, Inc.

2004 Stock Incentive Plan, as amended

        You should read this prospectus carefully before investing. We are offering on behalf of certain of our employees, officers, directors and consultants up to 1,000,000 shares of our no par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options and shares of restricted common stock granted under our 2004 Stock Incentive Plan, as amended (the “Plan”). As of this date, 950,178 options and no shares of restricted common stock are issued and outstanding under the Plan.

        This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options and any purchase price for the shares of restricted common stock. Please see “Selling Stockholders” for a list of our affiliates who may offer their shares for sale. We refer to these individuals as “selling stockholders.”

        The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future market prices are not currently known.

        Our common stock and warrants to purchase our common stock are quoted on The Nasdaq SmallCap Market and the NYSE — ARCA Exchange under the symbols “SWAT” and “SWATW”, respectively. On June 16, 2006, the last reported sale price for the common stock on the Nasdaq National Market System was $3.99 per share.

        See “Risk Factors” beginning on page 1 to read about factors you should consider before buying shares of our common stock.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

        The date of this prospectus is June 19, 2006.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Our common stock and warrants to purchase our common stock are quoted on The Nasdaq SmallCap Market and the NYSE — ARCA Exchange under the symbols “SWAT” and “SWATW”, respectively. Reports, proxy and information statements may also be inspected at the Securities and Exchange Commission’s website at www.sec.gov.

INCORPORATION BY REFERENCE

        Certain documents have been incorporated by reference into this prospectus, either in whole or in part, including but no limited to an Annual Report on Form 10-KSB for the year ended December 31, 2005, the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, and any Current Reports on Form 8-K filed after December 31, 2005. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 489 North Denver Avenue, Loveland, CO 80537, telephone (970) 461-0071.

TABLE OF CONTENTS

INTRODUCTION	1

RISK FACTORS	1

SELLING STOCKHOLDERS	10

PLAN OF DISTRIBUTION	11

SEC POSITION REGARDING INDEMNIFICATION	12

DESCRIPTION OF THE PLAN	13

APPLICABLE SECURITIES LAW RESTRICTIONS	14

TAX CONSEQUENCES	15

LEGAL MATTERS	15

EXPERTS	15

INTRODUCTION

        We were organized as a partnership in September 1999 and subsequently incorporated in Montana in January 2000. In December 2004, we reincorporated in Colorado. Our principal executive offices are located at 489 North Denver Avenue, Loveland, Colorado 80537, and our telephone number is (970) 461-0071. We maintain a website at www.shiftwatch.com. The information on our website is not part of this filing.

        Following our formation we initially pursued the development of our technology for use by the United States Air Force. We were engaged by the Air Force to develop digital technology capable of capturing multiple feeds of video, audio and data, including the utilization of Global Positioning Satellite Time, to provide simultaneous time and location synchronized views of multiple video, audio and data streams of flight and weapons systems. We retained the proprietary commercial rights to our software development, which today is the core technology of our commercial transportation and police evidence video recorder products.

        In May 2005, we affected a 1 to 18.4 split of our common stock and changed our name from A4S Technologies, Inc. to A4S Security, Inc. Unless otherwise indicated, all information in this prospectus, including share and per share data, gives effect to this reverse stock split and the name change.

         We have a history of net operating losses and an accumulated deficit in excess of $9 million as of March 31, 2006 and our independent registered public accounting firm has issued an opinion indicating substantial doubt about our ability to continue as a going concern. Our operating losses, accumulated deficit and audit opinion could negatively affect our ability to raise capital.

        We completed our initial public offering in July 2005 in which we sold 1,380,000 units of our securities at $6.00 per unit for gross proceeds of $8,280,000. Each unit consisted of one share of our common stock and one warrant. The warrants issued in our public offering are exercisable at $9.00 per share. The common stock and warrants are quoted on The Nasdaq SmallCap Market and the NYSE — ARCA Exchange under the symbols SWAT and SWATW, respectively.

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Risks Related to Our Business and Industry

We have a limited history of product sales and have incurred substantial losses since inception, which makes it difficult to evaluate our prospects and the merits of investing in our securities.

        We were incorporated in December 1999. For approximately four years, we were primarily engaged in the research and development of our initial product the MIL-4000, under a contract with the United States Air Force, which was our only product until 2003, when we commercially released ShiftWatch(R)TVSTM, which has only minimal sales to date. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges of attempting to introduce new products in new and developing markets. We may not address these risks, and our business strategy may not prove successful.

        In 2004, we had revenues of $268,500 and incurred a net loss of $1,326,000. In 2005 we had revenues of $108,500 and incurred a net loss of $4,193,000. We expect to continue to incur significant sales, marketing, general and administrative and product development expenses in connection with the development of our business. Although we believe our sales will begin to increase and as of May 2006 we had open orders of approximately $425,000 in process, we expect to incur a net loss for the most if not all of 2006.

Historically our revenues have been generated by only one principal customer, and we will be unable to operate profitably unless we expand our customer base.

        Our success depends on our ability to market and enhance our products to meet and maintain our current customers' and potential customers' needs. We have successfully produced products which have been installed in buses operated by the Kansas City Area Transportation Authority, or KCATA. KCATA accounted for substantially all of our sales in 2005 and 2004, and is our current principal customer. We believe our ability to substantially increase our revenues and generate net income is contingent on successfully expanding our sales and marketing efforts and our consummation of additional sales orders and contracts. We have encountered in the past, and may again encounter in the future, delays on the part of customers in making purchase decisions and issuing purchase orders as they evaluate our products and technology. If we are unable to expand our customer base, we will be unable to operate profitably.

Our marketing efforts are focused primarily on municipalities or quasi governmental agencies, such as mass transit authorities, which can have prolonged buying cycles and operate under voter mandated budget constraints. As a result, sales to these potential customers could be delayed or not achieved.

        We anticipate that our primary customers in the near future will be municipalities or quasi governmental agencies, such as mass transit authorities. Municipalities generally have prolonged purchase and buying cycles and generally require compliance with specified proposal and Request for Proposal conditions. They typically have budget considerations and buying patterns frequently tied to fiscal year considerations. In order to do business with certain customers we may also be subject to a number of public policies covering procurement procedures. As a result of these prolonged buying cycles and particular procurement procedures as well as voter mandated budgetary constraints, our sales to these potential customers could be delayed or not achieved.

We may not achieve substantial business from governmental agencies because of our brief operating history and absence of a prior relationship.

        We expect to derive a significant amount of our future revenues from sales made to municipalities and other governmental agencies. Governmental agencies or quasi governmental agencies are more likely than private sector clients to provide business based on our reputation and our relationship with the agency. We have a brief operating history and only one principal customer, the KCATA. Accordingly, it may be more difficult for us to establish substantial business with agencies. Also, if for any reason our reputation or relationship with a governmental agency is impaired, or if levels of government expenditures and authorizations for security related programs do not increase or shift to programs in areas where we do not provide products, our business generated from governmental sources may be materially and adversely affected.

Our growth plans will be hindered if the markets for our products do not develop as anticipated.

        The markets for our security and surveillance products are still emerging. Our growth is dependent on, among other things, the size and pace at which the markets for our products develop. If the markets do not grow as we anticipate, our growth plans will not be realized. Continued growth may be hindered, for many reasons, including products deemed to be superior to ours that are offered by our competitors, our customers experiencing technical difficulty in utilizing our products, or our customers achieving their security objectives by using alternative solutions.

Product modifications, upgrades and enhancements may affect our ability to successfully market our products.

        Our software, like any software product, will require modifications. We are also continually engaged in seeking product upgrades and enhancements. As we move forward with these changes, we may experience delays due to programming or product development. Such delays may impact our ability to meet delivery schedules or other commitments to customers or prospective customers and may ultimately result in our inability to successfully market our products.

        Our products, exclusive of the software, are currently produced and assembled with generally available off-the-shelf components. Should technological changes in the product be necessary that would make such off-the-shelf components no longer workable, it could have an impact on our ability to deliver finished products, as well as our costs to have such products manufactured.

Changes in technology, product features required by customers and product features offered by our competitors may affect our ability to successfully market our products.

        Technological and software based products continue to evolve and change in the marketplace and will require modifications to our products. We are also continually engaged in seeking product upgrades and enhancements and future product development requirements may involve delays in product advancement and additional costs. Such changes and additional costs may impact our ability to successfully market our products.

Because of our limited resources, for the foreseeable future, we will be dependent on our officers and key personnel for sales and marketing and on a third party for manufacturing our products. As a result, our sales may not increase rapidly and we may have less ability to control the manufacturing and delivery of our products.

        Our ability to achieve revenue growth will depend to a large extent on our ability to bolster the sales and marketing efforts of our existing sales personnel. Because of our limited resources, we will rely primarily upon efforts of our officers and key personnel and we will not have available to us a fully developed internal sales force. Accordingly, we may be unable to achieve revenue growth. We also do not anticipate acquiring the substantial facilities, equipment and personnel necessary to manufacture our products, but will rely on third parties for these efforts. We do not have a written contract with our contract manufacturer. Our reliance on a third party for manufacturing may limit our ability to control the quality of the manufacturing and timing of the completion and delivery of our products. Also, because of our limited sales, we have no experience with our manufacturer in producing substantial quantities of products, and there may be production difficulties or delays in the future.

We rely upon patents, trademarks, and trade secrets to protect our proprietary rights that we believe give us a competitive advantage; however, such intellectual property protections may not be broad enough, could be successfully challenged or may become useless as competitors independently develop similar technologies. Enforcement of intellectual property rights is expensive and involves a significant amount of management resources, which could decrease our revenues, and, if we lose, defeat our competitive advantage.

        Our ability to compete depends to a significant degree upon the protection of our software and other proprietary technology rights. We may not be able to protect our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;
•	any patents issued to us may not be broad enough to protect our proprietary rights;
•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;
•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents; and
•	former employees, consultants or contractors may violate their confidentiality or non-compete agreements with us leading to a loss of proprietary intellectual property.

        In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, other companies may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries, some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

Claims that we infringe upon third parties' intellectual property rights could be costly to defend or settle, and thus could reduce our income or increase our net loss.

        We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our products without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Our business, operating results and financial condition could be harmed by a reduction in income or an increase in our net loss if any of these events occurred.

        In addition, we may indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and such customers against infringement claims. In the event of a claim of infringement, our customers and we may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. An adverse decision in a lawsuit or failure to obtain any such required licenses could limit our ability to market our products resulting in a loss of revenues and could require us to restructure our operations.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth effectively with our limited resources.

        We expect that the expansion of our business may place a strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train and retain additional highly skilled executive level management, logistics and sales personnel. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our operating results will suffer.

Our competitors may have greater resources or sales and marketing capabilities than we have, and we may not have the resources necessary to successfully compete with them.

        Our business strategy has been to create a niche in the digital recording system for mobile and stationary security applications, specifically focused near-term in law enforcement, mass transit and security/surveillance markets. The security business is highly competitive, and we may face increasing competition. We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. Therefore, our efforts to increase sales may be unsuccessful. In addition, the security market we are focused in is characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.

Our operating results may fluctuate, which makes results difficult to predict and could cause our results to fall short of expectations.

        Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this Risk Factors section, and the following factors, may affect our operating results:

•	Our ability to expand our customer base in the mass transit market;
•	Our ability to penetrate the law enforcement and the general security applications markets;
•	Our plans to increase our marketing personnel and other marketing costs to further our growth strategy;
•	Our plans to continue to develop new and improved product offerings;
•	Our intent to focus on long-term goals over short-term results;
•	General economic conditions and those economic conditions which could specifically affect purchasing by our target customers; and
•	Geo-political events such as war, threat of war or terrorist actions.

Our auditors have added an emphasis paragraph to their opinion raising a question of our ability to continue as a going concern.

        Due to our continued losses and limited capital resources our independent registered public accounting firm has issued an opinion that questions our ability to continue as a going concern. The auditors' report discloses that we did not generate significant revenues in 2005, we incurred a net loss of approximately $4,193,000 and consumed net cash in operations of approximately $3,346,000 in 2005. These conditions raise substantial doubt about our ability to continue as a going concern and may make it difficult for us to raise capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our financial results could be adversely affected by changes in accounting rules governing the recognition of stock-based compensation expense, which would reduce our income or increase our losses.

         Effective January 1, 2006, A4S adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective method. SFAS 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123R also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). Prior to A4S adopting SFAS 123R, the Company accounted for stock-based compensation plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company had previously adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Through December 31, 2005, the Company had applied APB Opinion No. 25 and related Interpretations in accounting for its stock-based employee compensation plans. Accordingly, no compensation expense had been recognized for options granted to employees at fair market value. For the three-month period ended March 31, 2006, share based compensation of $100,000 was recorded in accordance with SFAS 123R and for the year ended December 31, 2006, we anticipate an expense of approximately $480,000 in 2006 being recorded under SFAS No. 123R.

We substantially increased executive compensation and other expenses in 2005 following the completion of our public offering. As a result, our historical financial statements are not indicative of future results and we must substantially increase revenues in order to become profitable.

        During the year ended December 31, 2004, our officers received total compensation of $186,000. We have bolstered our executive team and increased our officers' compensation in mid 2005. Many of our officers previously worked at reduced levels of compensation. The aggregate annual compensation of our officers in 2005 approximated $500,000. We also substantially increased our sales and marketing activities in an effort to increase sales. Accordingly, our historical financial statements are not indicative of future results. We will need to substantially increase revenues to become profitable. In addition, because of our plans to substantially increase executive compensation and sales and marketing activities as well as incur other expenditures, our business and operating results will be materially adversely affected if our sales do not increase substantially.

Compliance with the new corporate governance requirements to which we will be subject as a public company will cause us to incur significant costs, and the failure to comply with such requirements will expose us to investigations and sanctions by regulatory authorities.

        We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission, the Public Company Accounting Oversight Board, The Nasdaq Stock Market and the NYSE - ARCA Exchange. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.

        In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of Sarbanes-Oxley. We are in the process of evaluating our internal control systems in order (i) to allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of Section 404 of Sarbanes-Oxley. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of Sarbanes-Oxley, we might become subject to sanctions or investigation by regulatory authorities such as the Securities and Exchange Commission, The Nasdaq Stock Market or the NYSE -- ARCA Exchange. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that Sarbanes-Oxley and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

        Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even if it were beneficial to our shareholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;
•	authorize shareholder action only by unanimous written consent, thereby effectively requiring all shareholder actions to be taken at a meeting of our shareholders; and
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates.

Risks Related to our Securities

The public market for our securities was recently established, and our stock price could be volatile and could decline, resulting in a substantial loss in your investment.

        We completed our public offering in July 2005, so a trading market was only established recently. An active trading market for our securities may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. The stock market in general and the market for technology-related stocks in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus. In the past securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management's attention and resources.

Shares of common stock that are issuable pursuant to our stock option plan and our outstanding warrants when issued, could result in dilution to existing shareholders and could cause the market price of our common stock to fall.

        We have reserved shares of common stock that may be issuable pursuant to our stock option plan and our outstanding warrants outside those plans. These securities when issued and outstanding, may reduce earnings per share under accounting principles generally accepted in the U.S., and, to the extent they are exercised and shares of our common stock are issued, dilute percentage ownership to existing shareholders which could have an adverse effect on the market price of our common stock.

We have authorized, but unissued, shares of preferred stock available for issuance, which could negatively affect the value of our common shares.

        Our articles of incorporation currently authorize the issuance of 5,000,000 shares of our preferred stock. Our board of directors has the power to issue any or all of these additional shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of common stock.

We do not intend to pay dividends on our common stock.

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

SELLING STOCKHOLDERS

        This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through the exercise of stock options and the purchase of shares of restricted common stock under our 2004 Stock Incentive Plan, as amended, which we refer to as the "Plan." The address of each individual in the table is in care of A4S Security, Inc. at 489 North Denver Avenue, Loveland, CO 80537.

        The following table shows, as of June 16, 2006:

•	the name of each selling stockholder;

•	how many shares the selling stockholder beneficially owns;

•	how many shares the selling stockholder can resell under this prospectus; and

•	assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

        We may amend or supplement this prospectus form time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Name	Total Shares Beneficially Owned (1)	Shares Registered For Resale	Shares Owned After Offering	Percentage of Class Owned After the Offering
Andrew McKennan	—	2,000	—	—
April Romska	—	800	—	—
Barry Loder	9,057	37,174	—	—
Bob Williams	7,000	37,000	—	—
David Desormeaux	—	66,300	—	—
Edmund Colgan	1,667	8,500	—	—
Francis Lefler	1,750	9,000	—	—
Gail Schoettler	9,057	37,174	—	—
Gregory Pusey (2)	384,569	96,087	360,112	9.1%
Jeffrey McGonegal (3)	70,353	100,217	42,935	1.1%
Joe Baran	1,167	3,500	—	—
Julie Antrim	—	1,900	—	—
Justin Bulskov	333	1,000	—	—
Kent Hayes	543	5,730	—	—
Leonard Ponce	—	15,500	—	—
Lorraine Fulwiler	—	2,600	—	—
Matthew Siemens	37,908	131,196	—	—
Melissa Leaderbrand	833	4,700	—	—
Michael Siemens (4)	90,747	143,478	52,459	1.3%
Nate Hammond	733	2,200	—	—
Patricia O'Connor	—	2,000	—	—
Richard VandePoll	—	7,500	—	—
Rob Uhirich	—	27,500	—	—
Ronald Kronenberger	—	4,000	—	—
Scott Green	—	1,100	—	—
Scott Ruff	—	50,000	—	—
Sean Gabriel	2,333	11,000	—	—
Sharron Viger	—	11,500	—	—
Thomas Cox	—	2,500	—	—
Thomas Marinelli	79,389	108,422	34,101	*
Tim Fetter	2,666	8,000	—	—
Timothy Kuhlman	333	3,700	—	—
Yajie Zhu	1,500	6,900	—	—

Total:	701,939	950,178	489,607	—

*  Denotes less than 1%.

(1)	The number of shares “beneficially owned” by each selling stockholder has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Beneficial ownership, as defined in Rule 13d-3, does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares that he or she has either sole or shared voting power or sole or shared investment power, as well as shares which he or she has the right to acquire within 60 days of the date hereof.

(2)	Includes shares of common stock and warrants owned by the selling stockholder’s spouse and children. Does not include warrants to purchase 12,133 shares of common stock held by Cambridge Holdings Ltd. Mr. Pusey is the President, a director and a principal stockholder of Cambridge Holdings Ltd.

(3)	Includes 1,087 shares of common stock owned by McGonegal Family Partnership.

(4)	Includes shares of common stock and options owned by the selling stockholder’s spouse.

PLAN OF DISTRIBUTION

        We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered from time to time on The Nasdaq SmallCap Market or the NYSE -- ARCA Exchange and that sales will be made at prices prevailing on such markets at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

        Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

        We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

        Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, as amended, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

        Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act of 1933, as amended, may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate," is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. A person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with the certain restrictions contained in Rule 144.

SEC POSITION REGARDING INDEMNIFICATION

        Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

        In August 2004, our Board of Directors and shareholders adopted our 2004 Stock Incentive Plan. The purpose of the Plan is to promote our interests and the interests of our shareholders by providing participants a significant stake in our performance and providing an opportunity for the participants to increase their holdings of our Common Stock. The Plan will be administered by the Board of Directors or a committee of the Board of Directors, as the Board of Directors may from time to time designate. The Board of Directors has the authority to select employees and consultants (which may include directors) to receive awards, to determine the number of shares of common stock covered by awards and to set the terms and conditions of awards. In addition to stock options, we may also offer a participant the right to purchase shares of restricted common stock subject to such restrictions and conditions as the Board of Directors may determine at the time of grant. Such conditions may include continued services to us or the achievement of specified performance goals or objectives.

        The Plan authorizes the grant of options or restricted common stock to purchase an aggregate of 1,000,000 shares of our common stock. As of March 31, 2006, there were 950,178 options outstanding at exercise prices ranging from $3.50 to $18.40 per share. No shares of restricted common stock have been issued under the Plan. Any unsold shares subject to an option or restricted common stock grant that for any reason expires or otherwise terminate may again be made subject to options or restricted common stock grants under the Plan. No person may be granted options or the right to purchase restricted common stock under the Plan covering in excess of an aggregate of 275,000 shares in any calendar year, subject to adjustment in accordance with the Plan.

        The terms of the Plan provide that the price of options issued under the Plan as incentive stock options must not be less than 100% of the fair market value on the date of grant. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Board of Directors), and the optionee must exercise options during service to us or within three months of termination of such service (six months in the event of death on disability). The Board of Directors may extend the termination date of an option granted under the Plan.

        Options issued under the Plan may not be transferred, except by will or by the laws of intestate succession. However, there are no restrictions on the resale of the shares underlying the options. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares underlying the option are issued. With respect to incentive stock options, no option may be granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company, unless at the time the option is granted the purchase price for the shares underlying the option is at least 110% of fair market value on the date of grant and such option by its terms is not exercisable after the expiration of five years from the date of grant.

        Shares of restricted common stock issued under the Plan may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of except as specifically permitted by the Board of Directors. Recipients of restricted common stock grants shall have the rights of a shareholder with respect to shares they purchase under the Plan, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in the stock purchase agreement. In the event a participant's service to us terminates for any reason, the stock purchase agreement may provide, in the discretion of the Board of Directors, that we shall have the right, exercisable at the discretion of the Board of Directors, to repurchase any shares of restricted common stock, on such terms as may determined by the Board of Directors.

        In the event of a change in control of the company, the Board of Directors may accelerate the time period relating to the exercise or realization of any options or restricted common stock and take one or more of the following actions: (a) provide for the purchase of an option or right to purchase restricted common stock for an amount of cash or other property that could have been received upon the exercise of the option or right to purchase restricted common stock, (b) adjust the terms of the options and rights to purchase restricted common stock in a manner to reflect the change in control, (c) cause the options and rights to purchase restricted common stock to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of outstanding options and rights to purchase restricted common stock, or the substitution for such options and rights to purchase restricted common stock of new options and new rights to purchase of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices, in which event the Plan and such options and rights to purchase restricted common stock, or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided, (d) accelerate the time at which options then outstanding may be exercised so that such options may be exercised for a limited period of time on or before a specified date, after which specified date, all unexercised options and all rights of optionees thereunder shall terminate, or (e) make such other provision as the Board of Directors may consider equitable.

        The Plan will remain in effect until August 25, 2009 (except as to options previously granted and outstanding under the Plan at that time) but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under "Incorporation by Reference" above.

APPLICABLE SECURITIES LAW RESTRICTIONS

        If the optionee or holder of restricted common stock is deemed to be an "affiliate" (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options or the purchase of shares of restricted common stock covered hereby will be subject to certain restrictions and requirements.

        In addition to the requirements imposed by the Securities Act of 1933, as amended, the antifraud provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder (including, without limitation, Rule 10b-5) are applicable to any sale of shares acquired pursuant to options or purchase rights for restricted common stock.

        Up to 1,000,000 shares may be issued under the Plan. Common shares outstanding and those to be issued upon exercise of options and the purchase of restricted common stock are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of our company. Shareholders do not have the right to cumulate their votes for the election of directors.

        Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

        Upon the exercise of an option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. Upon exercise of a right to purchase restricted common stock, the participant will be taxed, as ordinary income, on the fair market value of the underlying shares on the date of purchase. In each case, the fair market value then becomes the participant's basis in the underlying shares.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed on for us by Brownstein Hyatt & Farber, P.C., 410 Seventeenth Street, 22nd Floor, Denver, Colorado 80202.

EXPERTS

         The financial statements of A4S Security, Inc., as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005, incorporated herein by reference, in our Annual Report on Form 10-KSB have been audited by GHP Horwath P.C., independent registered public accounting firm, for the periods and to the extent set forth in their report incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.

        The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2004 Stock Incentive Plan, as amended as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Item 2.      Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2004 Stock Incentive Plan, as amended, are available without charge by contacting:

Jeffrey G. McGonegal
Chief Financial Officer
A4S Security, Inc.
489 North Denver Avenue
Loveland, CO 80537

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

(b)	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.

(c)	All of the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission subsequent to December 31, 2005.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, as amended, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on July 11, 2005, including any amendment filed for the purpose of updating such description.

Item 4.     Description of Securities.

        Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.     Indemnification of Directors and Officers.

        The Registrant’s Articles of Incorporation, as amended (the “Articles”), provide that the liability of the Registrant’s directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permitted by Colorado law and that the Registrant’s officers and directors shall be indemnified by the Registrant against any liability to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

        The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The Registrant shall indemnify such persons against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.     Exemption from Registration Claimed.

        None.

Item 8.     Exhibits.

Number	Exhibit

4.1	2004 Stock Incentive Plan, as amended (1)
5.1	Opinion of Brownstein Hyatt & Farber, P.C.
23.1	Consent of GHP Horwath, P. C., Independent Registered Public Accounting Firm
23.2	Consent of Brownstein Hyatt & Farber, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

    (1)        Incorporated by reference to the Registrant’s Registration Statement on Form SB-2, File No. 333-124238.

Item 9. Undertakings.

    (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2)               That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, Colorado on June 19, 2006.

A4S Security, Inc. By: /s/ Thomas R. Marinelli Thomas R. Marinelli Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Thomas R. Marinelli and Jeffrey G. McGonegal, acting together or individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the shares issuable pursuant to the A4S Security, Inc. 2004 Stock Incentive Plan and (ii) to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Each of the undersigned hereby ratifies and confirms all that each such attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on June 19, 2006.

Name	Title

/s/ Thomas R. Marinelli
Thomas R. Marinelli

/s/ Michael Siemens
Michael Siemens

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal

/s/ Gregory Pusey
Gregory Pusey

/s/ Mathew Siemens
Mathew Siemens

/s/ Gail Shoettler
Gail Shoettler

/s/ Barry Loder
Barry Loder

/s/ Robert J. Williams
Robert J. Williams	Chief Executive Officer
(Principal Executive Officer)
and Director

President and Director

Chief Financial Officer
(Principal Executive Officer)

Chairman of the Board of Directors
and Director

Executive Vice President

Director

Director

Director

Number	Exhibit

4.1	2004 Stock Incentive Plan, as amended (1)
5.1	Opinion of Brownstein Hyatt & Farber, P.C.
23.1	Consent of GHP Horwath, P. C., Independent Registered Public Accounting Firm
23.2	Consent of Brownstein Hyatt & Farber, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

    (1)        Incorporated by reference to the Registrant’s Registration Statement on Form SB-2, File No. 333-124238.